AMENDED AND RESTATED SECURITIES LENDING AGREEMENT

Customer Agreement

THIS AMENDED AND RESTATED SECURITIES LENDING AGREEMENT, dated as of the ___day of ____, 2010 (the “Agreement”), amends and restates the previous securities lending agreement between U.S. Bancorp Asset Management, Inc., a Delaware corporation (now known as FAF Advisors, Inc. (“FAF Advisors”)), and Baird Funds, Inc., a Wisconsin corporation (“Baird Funds”), made in 2006 (the “Prior Agreement”), assigns the Prior Agreement from FAF Advisors, to U.S. Bank National Association, a national banking association (“U.S. Bank”), and is by and between U.S. Bank and Baird Funds, on behalf of each of its series identified in Exhibit A attached hereto (each such series hereinafter referred to as a separate “Customer”).

WITNESSETH:

WHEREAS, Baird Funds is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) which offers its shares in separate series, with each such series representing a separate and distinct pool of cash, securities, and other assets; and

WHEREAS, U.S. Bank acts as custodian of the assets of each Customer pursuant to a separate Custodian Agreement between Baird Funds, on behalf of each Customer, and U.S. Bank; and

WHEREAS, each Customer heretofore has opened one or more separate accounts with U.S. Bank, as such custodian (the account or accounts of each separate Customer being referred to in this Agreement collectively as that Customer’s “Account”); and

WHEREAS, FAF Advisors provides securities lending services to the Baird Funds pursuant to the Prior Agreement; and

WHEREAS, the parties desire to replace FAF Advisors with U.S. Bank as the counterparty to the Agreement, with FAF Advisors acting as the agent of U.S. Bank in performing certain securities lending functions hereunder; and

WHEREAS, the parties now desire to amend and restate the Prior Agreement to document: (1) the replacement of FAF Advisors with U.S. Bank as the counterparty to the Agreement; (2) the previous modification of provisions relating to the investment of Collateral to reflect the fact that all Cash Collateral received from securities lending is invested in Mount Vernon Securities Lending Prime Portfolio, the sole series of Mount Vernon Securities Lending Trust (other than certain legacy investments of Cash Collateral in Reserve Primary Fund and a security now named Atlantic East Funding Trust, LLC); and (3) changes in the securities lending fees negotiated by the parties; and

WHEREAS, U.S. Bank understands that Baird Funds is permitted to engage U.S. Bank as the Customers’ securities lending agent only in accordance with the 1940 Act, the rules and regulations thereunder, and the terms and conditions of the applicable Securities and Exchange Commission no-action letters, including without limitation those entitled Sife Trust Fund (Feb. 17, 1982) and Norwest Bank Minnesota, N.A. (May 25, 1995) (such laws, rules, regulations and letters being referred to herein collectively as the “SEC Requirements”); and

WHEREAS, Robert W. Baird & Co. Incorporated (the “Adviser”) acts as investment adviser to each Customer; and

WHEREAS, pursuant to the SEC Requirements, the Adviser is permitted to delegate to U.S. Bank, subject to monitoring by the Adviser, the tasks of entering into securities loans on behalf of the Customers with pre-approved borrowers on pre-approved terms, and investing cash received as collateral for the loans in instruments pre-approved by the Adviser, provided that such delegation of authority, as well as the borrowers, loan terms and investment instruments pre-approved by the Adviser, are detailed in writing.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:

1.	Definitions: For purposes hereof:

a.
“Borrower” shall be one or more registered broker-dealers, or other eligible borrowers as defined under the Employee Retirement Income Security Act of 1974, as amended, with which U.S. Bank has established a securities loan agreement whereby Borrower may borrow securities which U.S. Bank lends from a Customer’s Account, and which have been approved by the Adviser.  Such Borrowers are listed in Exhibit B attached hereto.  Borrowers may be added to or deleted from Exhibit B by (i) the Adviser by means of written notice delivered by the Adviser to U.S. Bank, or (ii) written notice delivered by U.S. Bank to the Adviser which is approved in writing by the Adviser.

b.
 “Business Day” shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of determining the Market Value of any securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, in no event shall a Saturday or Sunday be considered a Business Day.

c.	“Close of Trading” shall mean, with respect to any security, the end of the primary trading session established by the principal market for such security on a Business Day.

d.
“Collateral” shall be collateral which U.S. Bank shall receive from Borrower(s) to secure Loans on behalf of a Customer in the form of (i) cash (“Cash Collateral”), (ii) securities issued or guaranteed by the United States Government or its agencies, or (iii) such bank letter of credit or equivalent obligation as may be pre-approved by the Adviser.

e.
“Collateral Account” shall mean the segregated account with U.S. Bank managed and maintained by U.S. Bank on behalf of the Customers and designated as a collateral account for the benefit of the Customers on the records of U.S. Bank for the purpose of holding uninvested Collateral and Proceeds, shares of Prime Portfolio, and other Collateral investments made under the Prior Agreement.

f.	“Loans” shall be the lending of securities to Borrower(s) from a Customer's Account.

g.
“Loaned Securities” shall be those securities which are loaned to the Borrower(s) by U.S. Bank from a Customer’s Account, securities identical to such securities, or securities equivalent to such loaned securities in the event of a reorganization, recapitalization or merger affecting the originally loaned securities.

h.	“Mark to Market” shall be the procedure whereby U.S. Bank determines the Market Value of securities Collateral and Loaned Securities.

i.	“Market Value” shall be:

(i)  If the principal market for the securities to be valued is a national securities exchange in the United States, their Market Value shall be determined by their last sale price on such exchange at the most recent Close of Trading or, if there was no sale on the Business Day of the most recent Close of Trading, by the last sale price at the Close of Trading on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the consolidated tape or, if not quoted on the consolidated tape, then as quoted by such exchange, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(ii) If the principal market for the securities to be valued is the over-the-counter market, and the securities are quoted on The Nasdaq Stock Market (“Nasdaq”), their Market Value shall be the Nasdaq Official Closing Price or, if the securities are issues for which Official Closing Prices are not quoted on Nasdaq, the last bid price at such Close of Trading.  If the relevant quotation is not available at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(iii) If the principal market for the securities to be valued is the over-the-counter market, and the securities are not quoted on Nasdaq, their Market Value shall be determined in accordance with market practice for such securities, based on the price for such securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by U.S. Bank and the Borrower(s) or the closing bid quotation at the most recent Close of Trading obtained from such a source. If the relevant quotation is not available at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(iv) The Market Value of a letter of credit shall be the outstanding amount thereof.

(v) With respect to shares of Prime Portfolio, Market Value shall mean the net asset value of such shares computed in the manner set forth in the Offering Memorandum.

j.	“Proceeds” shall mean interest, dividends and other payments and distributions received by U.S. Bank in connection with a Customer’s Collateral investments.

k.	“Offering Memorandum” shall mean the offering memorandum dated April 30, 2010 relating to Prime Portfolio, as amended or updated from time to time.

l.	“Prime Portfolio” shall mean Mount Vernon Securities Lending Prime Portfolio, a series of Mount Vernon Securities Lending Trust.

2.	Appointment and Acceptance. Each Customer hereby appoints U.S. Bank as its agent for the purpose of lending securities from its Account; and U.S. Bank hereby agrees to act in such capacity.

3.
Delivery of Securities; Receipt of Collateral; Return of Collateral.  Until given written notice of termination pursuant to Section 17, each Customer hereby authorizes U.S. Bank, and U.S. Bank agrees, to undertake the following:

a.
To enter into securities loan agreements with Borrowers which set forth terms consistent with this Agreement.  All such securities loan agreements are or will be substantially in the form of the Master Securities Loan Agreement produced by the Bond Market Association current at the time of execution.  The Adviser may direct U.S. Bank, on behalf of any Customer, not to enter into securities loans with any particular Borrower, or not to enter into securities loans with respect to particular securities or types of securities, as the Adviser specifies by written notice to U.S. Bank.

b.
To negotiate fees with Borrowers on commercially reasonable terms in connection with securities lending, subject to the following requirements:  In the case of a Loan for which the Collateral is Cash Collateral, U.S. Bank shall negotiate a loan rebate fee to be paid by U.S. Bank to the Borrower on behalf of the Customer.  In the case of a Loan for which the Collateral is non-cash, U.S. Bank shall negotiate a securities lending fee to be paid by the Borrower.

c.
To deliver to Borrowers, from time to time, such securities held in a Customer’s Account as U.S. Bank may in its discretion select for securities lending, subject to limitations contained in the SEC Requirements and the respective Customers’ prospectuses and statements of additional information concerning the percentages of a Customer’s assets which may be subject to securities lending transactions at any one time.

d.
To use the securities lending services of such other financial institutions, acting as agents of U.S. Bank for the benefit of the Customers (“U.S. Bank Agents”), as U.S. Bank in its discretion shall determine to be necessary or desirable to perform securities lending on behalf of the Customers, including, without limitation, FAF Advisors and other financial institutions that are affiliates of U.S. Bank, it being understood that U.S. Bank shall remain responsible for the actions of the U.S. Bank Agents.

e.
In connection with each Loan, to receive, at the time the securities are loaned, from the Borrower Collateral of a value at least equal to 102% of the then Market Value of the Loaned Securities (or 105% in the case of foreign Loaned Securities) and accrued interest, if any.  Such Collateral shall be held as security for the due and punctual performance by the Borrower of any and all of the Borrower’s obligations under the Borrower’s securities loan agreement with U.S. Bank.

f.	To invest Cash Collateral for the benefit of the Customers in Prime Portfolio.

g.
To hold on behalf of each Customer in the Collateral Account, in a manner such that each Customer shall have a perfected security interest in such Customer’s Collateral free and clear of any creditor of any Borrower or U.S. Bank, Customer’s uninvested Collateral and Proceeds, shares of Prime Portfolio, and other Collateral investments made under the Prior Agreement, and to note each Customer’s specific interest therein in the records of U.S. Bank.

h.
Upon termination of any Loan, to liquidate any investments made with Cash Collateral and return the Collateral to the Borrower so long as the Borrower is not in default and U.S. Bank receives the Loaned Securities from the Borrower.

i.
To receive from the Borrower payments in amounts equal to all cash dividends and interest due and payable with respect to the Loaned Securities, and to dispose of such payments pursuant to the instructions of the Adviser.  Provided that there is no default by the Borrower, in cases where the Borrower has provided non-cash Collateral, U.S. Bank shall pay to the Borrower all dividends and interest payments received by U.S. Bank on securities which are held as Collateral.

j.	To originate or terminate any Loan at any time as U.S. Bank may determine pursuant to the terms of this Agreement, without prior notice to the Customer.

k.
In connection with Customers’ Loaned Securities, to collect securities lending fees owed by Borrowers and income earned on Cash Collateral investments, and to dispose of such monies pursuant to Sections 3(b) and 8 of this Agreement.

l.
To disclose to any Borrower, or to any Person party to an investment made with Cash Collateral in accordance with this Agreement, the name of the Customer and such other information required by such Borrower or such Person to enable such Borrower or such Person to comply with applicable federal or state law or other applicable regulatory requirements, as U.S. Bank may in its sole discretion deem necessary.

m.
To group each Customer’s securities together with the securities of other securities lending customers for the purposes of facilitating Loans to Borrowers.  Each Customer acknowledges that whether particular securities are loaned depends on many variables, including, but not limited to, the demand for a particular security by Borrowers, U.S. Bank’s automated queuing system for lending securities, and the quantity of a particular security that is held in the lendable pool, and that U.S. Bank cannot ensure that the Customer’s Securities will become the subject of any particular Loan or that the Customer’s Securities will be loaned.

4.
Voting Rights.  No Customer shall retain voting rights of Loaned Securities while loaned to any Borrower, unless other arrangements are made with the Borrower.  However, each Customer shall have the right to terminate a loan at any time so that the Loaned Securities are returned promptly in order for the Customer to vote proxies on matters that affect or potentially will affect the Customer’s investment in the Loaned Securities.

5.
Mark to Market.  U.S. Bank shall on a daily basis (a) Mark to Market Loaned Securities and Collateral, and (b) demand additional Collateral from the Borrower or, on demand, instruct U.S. Bank to release excess Collateral to the Borrower, whenever either action is required pursuant to the securities loan agreement with the Borrower.  U.S. Bank shall require that the Borrower provide Collateral for Loaned Securities equal to at least 100% of the Market Value of the Loaned Securities and any accrued interest thereon as of the close of business on each preceding business day.

6.
Accountings.  U.S. Bank shall include in a regular report to each Customer to be produced on a daily basis a listing of all securities loans outstanding.  On a monthly basis U.S. Bank shall provide to each Customer an accounting of all securities lending transactions.

7.	Loan Termination by Customers.

a.
Unless otherwise agreed, any Customer may at any time, and in its sole discretion, elect to terminate a Loan upon notice to U.S. Bank.  Upon receipt of such notice, U.S. Bank shall notify the appropriate Borrower for return of the Loaned Securities as provided in U.S. Bank’s securities loan agreement with the Borrower and shall take such other action as necessary to ensure the prompt return of the Loaned Securities.

b.
The Customer or its agent shall promptly notify U.S. Bank of the Customer’s intention to sell a security which is in its Account.  Such notice shall in no event be given later than 3:00 p.m. Central Time on the trade date established by the Customer for the sale of such security.  U.S. Bank shall not be liable to the Customer for failed trades occurring at settlement of such a sale if timely notice is not given by the Customer as required by this Section 7.

c.
U.S. Bank shall be deemed to have received appropriate notice as required by this Section 7 upon receipt of written or oral directions (i) signed or given by any person whose name and signature is listed on the most recent certificate delivered by the Customer to U.S. Bank which lists those persons authorized to give directions in the name and on behalf of the Customer or (ii) signed or given by any other person(s), including the Adviser, duly authorized by the Customer to give directions to U.S. Bank hereunder or whom U.S. Bank reasonably believes to be so authorized. Appropriate notice as required by this Section 7 shall include notice sent to U.S. Bank by letter, memorandum, telegram, cable, telex, telecopy facsimile, e-mail, video (CRT) terminal or other “on-line” system, or similar means of communication, or given over the telephone or in person.

8.	Fees.

a.
Each Customer shall pay fees to U.S. Bank in the amount and at such times set forth on Exhibit C attached hereto and made a part hereof as though fully set forth herein.  The provisions of Exhibit C may be amended from time to time by mutual agreement of Baird Funds and U.S. Bank.  U.S. Bank shall charge such fees against the net income (after payment of the loan rebate fee) received as proceeds from securities lending transactions; provided, however, that if not so charged, the Customer shall pay such fees.

b.
Any loan rebate fee incurred by a Customer arising from the receipt of cash as Collateral for Loaned Securities shall be charged by U.S. Bank against the gross income received by the Customer as proceeds from securities lending transactions and U.S. Bank shall pay such loan rebate fee to the appropriate Borrower on behalf of the Customer; provided, however, that if not so charged, the Customer shall pay such loan rebate fee.

9.	Customer Representations and Warranties.

a.
Each Customer represents and warrants that:  (i) the Customer has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by the Customer will not violate any provision of its charter, bylaws or any other governing documents, or any law, or any regulation, interpretation or order of any court or other government agency, or judgment, applicable to the Customer; (iii) the Customer has obtained all necessary authorizations, including those from any persons who may have an interest in the Account securities, including the consent or approval of any governmental agency or instrumentality; (iv) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Customer is a party or which is otherwise known to the Customer, including but not limited to, liens against and/or pledges of Account securities; and (v) all persons executing this Agreement on behalf of the Customer and carrying out the transactions contemplated hereby on behalf of the Customer are duly authorized to do so.

b.
Without limiting the generality of Section 9(a), each Customer represents, warrants and covenants that it is in compliance, and will continue to comply, with all the SEC Requirements, including without limitation all approvals, authorizations, delegations, designations, determinations, procedures, guidelines, oversight and record-keeping by the Customer’s Board of Directors (or equivalent governing body) and/or the Adviser contemplated or required by the SEC Requirements.  In particular, the Customer’s Board of Directors has approved this Agreement (including all exhibits), and the Customer’s Board of Directors, or the Adviser, acting within general guidelines established by the Board of Directors, has determined that the securities lending fees payable to U.S. Bank are reasonable and based solely on the services to be rendered by U.S. Bank pursuant hereto.

c.
The Customer is aware that it is possible to loan portfolio securities without incurring the securities lending fees payable pursuant hereto by administering such a program itself, rather than hiring U.S. Bank.

d.           The Customer is not an “employee benefit plan” as defined in ERISA.

e.           The Customer has reviewed and understands the Offering Memorandum.

10.
U.S. Bank Responsibilities.  U.S. Bank’s duties and responsibilities shall only be those expressly set forth in this Agreement.  U.S. Bank shall not be responsible for any loss or liability arising from U.S. Bank’s performance of its duties under this Agreement or the performance of any U.S. Bank Agent of its duties assigned to it by U.S. Bank, except for direct loss or liability (but not consequential or punitive damages) arising from the willful misfeasance, bad faith or gross negligence of U.S. Bank in the performance of its duties under this Agreement or of any U.S. Bank Agent in the performance of its duties assigned to it by U.S. Bank.

11.
Customer Responsibilities.  Each Customer acknowledges that U.S. Bank is acting as agent on the Customer's behalf in connection with the lending of the Customer's assets and the investment of cash received as Collateral for such Loans.  The Customer understands that it bears the risk of investment loss, including any decline in value of Cash Collateral investments, except to the extent such loss relates to investments in instruments that have not been approved under this Agreement or otherwise pre-approved by the Adviser.

12.	Indemnification.

(a)	In the event of a Borrower’s material default on any loan due to a Borrower’s insolvency or a Borrower’s failure to return Loaned Securities, U.S. Bank shall:

(i)	at its own expense, deposit replacement securities of the same CUSIP to the Customer’s Account as soon as practicable, or

(ii)
if U.S. Bank is unable to obtain replacement securities, U.S. Bank shall deposit to Customer’s Account funds in an amount equal to the Market Value of such Loaned Securities.  The Market Value shall be calculated (1) in the case of a Borrower insolvency, on the date of such insolvency, or (2) in the case of a Borrower’s failure to return Loaned Securities, on the date that U.S. Bank deposits funds to the Customer’s Account.

(b)
If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to credit equivalent funds to the Customer’s Account as a result of a decrease in the Market Value of investments of Cash Collateral, U.S. Bank will not be responsible for such decrease.  In such event, U.S. Bank shall purchase and deposit replacement securities, or deposit cash to the Customer’s Account, in an amount equal to the then current Market Value of Cash Collateral investments.

(c)	The Customer agrees that U.S. Bank shall be subrogated to the rights of the Customer in the Collateral and against the Borrower to the extent of any amount paid by U.S. Bank to the Customer hereunder.

(d)
With respect to its use in this Section 12, a Borrower’s “insolvency” is defined to mean any of the following:  (i) the Borrower shall commence any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property; (ii) any case, proceeding or appointment referred to in the preceding Clause (i) shall be commenced against the Borrower, or any application shall be filed against the Borrower for a protective decree under the provisions of the Securities Investor Protection Act of 1970, any of which (aa) is consented to or not timely contested by the Borrower, (bb) results in the entry of any order for relief, such an appointment, the issuance of such a protective decree or the entry of any order having a similar effect, or (cc) is not dismissed within 15 days; (iii) the Borrower shall make a general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts as they become due.

13.
SEC Requirements to Control.  In the event that any provisions of this Agreement are found to be inconsistent with the provisions of the SEC Requirements, the parties agree, to the extent of such inconsistency, to be bound by the provisions of the SEC Requirements.

14.
Multiple Lenders.  This agreement shall be deemed to create a separate agreement for each Customer as though each Customer separately executed an identical agreement.  For any Loan under this Agreement, each reference in the Agreement to Customer shall be deemed a reference solely to the particular Customer to which such Loan relates.  In no circumstances shall the rights, obligations or remedies of U.S. Bank with respect to a particular Customer constitute a right, obligation or remedy applicable to any other Customer.  Specifically, and without otherwise limiting the scope of this Section 14, U.S. Bank shall have no right to set off claims or amounts payable related to one Customer by applying property of any other Customer.  Furthermore, in no circumstances shall the rights, obligations or remedies of a particular Customer with respect to U.S. Bank constitute a right, obligation or remedy of any other Customer with respect to U.S. Bank.

15.
Agreement Modification.  This Agreement, together with the Exhibits hereto, contains a complete statement of the parties with respect to its subject matter, supersedes all existing agreements between them concerning the subject and cannot be amended or modified in any manner except by a written agreement executed by all parties hereto.  Notwithstanding the foregoing, Exhibit B may be amended in the manner set forth in Section 1(a); and, pursuant to Section 8(a), the parties may renegotiate the fee schedule set forth in Exhibit C.

16.
Notice.  Any notice required to be given in writing under this Agreement shall be delivered by hand or mailed by registered mail, postage prepaid, to U.S. Bank National Association, 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention:  Kenneth L. Delecki or such other address provided by U.S. Bank to the Customer, and to each Customer at its most recent address provided to U.S. Bank.

17.
Termination.  This Agreement may be terminated at any time by U.S. Bank or any Customer upon five business days prior written notice to the other party.  All outstanding Loans, unless a Customer shall specify otherwise, shall remain outstanding until such Loans terminate pursuant to the securities loan agreement with Borrower, even if such date is past the termination date established by either party pursuant to this Section 17.

18.
Assignment.  This Agreement shall not be assignable by U.S. Bank or any Customer without the written consent of the other party, except that, with advance notice to Baird Funds, U.S. Bank may assign this Agreement to an affiliate of U.S. Bank.  Subject to the preceding sentence hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

19.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without reference to its conflicts or choice of law principles.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

BAIRD FUNDS, INC. on behalf of each series thereof listed on Exhibit “A” hereto By ________________________________ Its ________________________________
U.S. Bank National Association By ________________________________ Its ________________________________

Robert W. Baird & Co. Incorporated, as the “Adviser” referred to herein, hereby delegates to U.S. Bank National Association, subject to monitoring by the Adviser, the tasks of entering into securities loans by the Customers with pre-approved borrowers on pre-approved terms, and investing cash received as collateral for the loans in instruments pre-approved by the Adviser, all upon the terms and conditions hereinabove set forth.

ROBERT W. BAIRD & CO. INCORPORATED By ________________________________ Its ________________________________

EXHIBIT A

List of Funds/Portfolios

Baird LargeCap Fund
Baird Intermediate Bond Fund
Baird Aggregate Bond Fund
Baird Core Plus Bond Fund
Baird Short-Term Bond Fund
Baird MidCap Fund
Such other Funds/Portfolios that Baird Funds may establish from time to time